UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2001

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

 110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.     Other Events

        On December 18, 2001 the Company issued the following press release.

CONTACT:	Kenneth C. Budde	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
504/837-5880

STEWART ENTERPRISES REPORTS FOURTH QUARTER
AND FISCAL YEAR 2001 OPERATING RESULTS, FURTHER ASSET SALES AND DEBT REDUCTION AND PLANS FOR FUTURE GROWTH

METAIRIE, LA, December 18, 2001 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today its results for the fourth quarter and fiscal year 2001. The Company implemented the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in the first quarter of fiscal year 2001, which resulted in changes to its methods of accounting for some of its preneed sales activities. For a detailed description of the effects of the implementation of SAB 101, see Note 2 of the Company's Form 10-Q for the quarter ended July 31, 2001 and Form 8-K dated March 14, 2001.

For purposes of comparability, unless stated otherwise, all 2000 results described herein are presented on a pro forma basis to reflect the 2001 change in accounting methods as if it had been implemented at the beginning of fiscal year 2000, and the results for fiscal year 2001 are presented exclusive of the loss on assets held for sale and other charges, the early extinguishment of debt and the cumulative effect of the accounting change relating to the adoption of SAB 101 as reported in the third quarter of 2001.

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The Company announced that earnings for the fourth quarter and fiscal year ended October 31, 2001, were $7.3 million and $51.9 million, or $0.07 and $0.48 per share, respectively, compared to pro forma earnings of $9.9 million and $57.4 million, or $0.09 and $0.54 per share, respectively, for the fourth quarter and fiscal year of 2000. Including the previously announced nonrecurring, noncash charges and the cumulative effect of the change in accounting principles, the net loss for fiscal year 2001 was $408.7 million or $3.81 per share.

Once the Company adopted a plan for the sale of its foreign and certain small domestic operations during the third quarter of 2001, it began segregating the operating results of these businesses from the operations it will retain. The following discussion and the supplemental schedules included in this press release segregate the financial results into two categories in order to present the Company's ongoing operating results and to provide more comparable information for investors. The Company's "operations to be retained" consist of those businesses it has owned and operated for all of this fiscal year and last and which are not for sale ("existing operations") plus those businesses that have been acquired or opened during this fiscal year or last ("acquired/opened operations"). "Closed and held for sale operations" consist of those that have been sold or closed during this fiscal year or last and the businesses that are currently being sold or offered for sale.

Total funeral revenues for the fourth quarter and fiscal year ended October 31, 2001 were $92.3 million and $410.3 million, respectively, compared to pro forma funeral revenues of $101.1 million and $425.6 million, respectively, for 2000. Total funeral revenues from the Company's operations to be retained were $72.5 million compared to pro forma $69.3 million in the fourth quarter of 2000, and through twelve months, funeral revenues from operations to be retained were $297.3 million compared to pro forma revenues of $289.5 million for 2000. This increase in funeral revenue from the Company's operations to be retained is partially due to an increase in the average revenue per funeral call of 4.5 percent for the quarter and 1.4 percent for the year and an increase in the number of funeral calls performed by these businesses of 0.9 percent and 1.1 percent for the quarter and year. The average revenue per funeral call for the Company's existing funeral operations increased 4.8 percent for the quarter and 1.7 percent for the year, and the number of funeral calls performed by these operations decreased 1.2 percent for the quarter and year-to-date. About 40 percent of the

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decline in the number of events performed by our existing operations was attributable to a decline in low-end calls that the Company stopped performing. Excluding these low-end calls, the Company's existing funeral homes declined less than one percent, or one to two funerals per location. The cremation rate for the Company's existing operations was 37.6 percent for the quarter and 37.9 percent for the year.

Total cemetery revenues for the fourth quarter and fiscal year ended October 31, 2001 were $61.3 million and $256.7 million, respectively, compared to pro forma cemetery revenues of $68.6 million and $287.8 million, respectively, for 2000. Total cemetery revenues from the Company's operations to be retained were $60.2 million compared to pro forma $66.6 million in the fourth quarter of 2000, and for the year, cemetery revenues from operations to be retained were $248.4 million compared to pro forma revenues of $274.7 million for the fiscal year ended 2000.

Brian J. Marlowe, Chief Operating Officer, commented, "Prior to September 11th, we were at about 98 percent of our expectations with regard to domestic preneed sales, and even with all of the emotions and changes that this event brought with it, we were able to finish the year at about 97 percent of where we expected to be. We are pleased with the results from our preneed sales organization."

For the fourth quarter and fiscal year ended October 31, 2001, the overall gross margins from the Company's operations to be retained were 23.3 percent and 24.9 percent, respectively, compared to pro forma 21.9 percent and 25.3 percent, respectively, for 2000.

For the fourth quarter and fiscal year ended October 31, 2001, the funeral margins from the Company's operations to be retained were 24.4 percent and 24.2 percent, respectively, compared to pro forma 23.3 percent and 27.7 percent, respectively, for 2000. The quarter margins improved due to the above-mentioned increases in the number of calls and average revenue and to the close management of funeral costs.

Year-to-date margins for the current period include an increase in costs due to the Archdiocese properties, which were not open for a full period in the prior year, upward pressure on the

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Company's funeral costs, including labor costs, and an increase in overhead costs allocated to the funeral segment. The Company allocates common overhead costs between its segments based on revenue. Due to the Company's moderation in preneed cemetery sales, the allocation has shifted a higher percentage of those costs to the funeral segment and a corresponding lower percentage to the cemetery segment.

For the fourth quarter and fiscal year ended October 31, 2001, the cemetery margins from the Company's operations to be retained were 22.0 percent and 25.7 percent, respectively, compared to pro forma 20.5 percent and 22.8 percent, respectively, for 2000. The quarter and year-to-date margins for the current period were impacted by a decline in costs due to a reduction in cemetery overhead and sales support and a reduction in the common overhead allocation as mentioned in the funeral segment discussion above.

For the quarter, EBITDA (defined as earnings before gross interest expense, taxes, depreciation and amortization) was $49.2 million compared to pro forma $50.0 million for the fourth quarter last year. Interest expense, net, in the fourth quarter of 2001 includes gross interest expense of $18.4 million partially offset by interest income of $0.4 million compared to $15.2 million offset by $2.4 million of interest income in the fourth quarter of 2000. Gross interest expense increased due principally to an approximate 300 basis point increase in our average interest rate, partially offset by a $193.8 million decrease in the average outstanding debt. Depreciation and amortization was $19.1 million for the fourth quarter of both 2001 and 2000.

For the fiscal year ended October 31, 2001, EBITDA was $224.7 million compared to pro forma $229.4 million for the comparable period of last year. Interest expense, net, includes gross interest expense of $63.6 million offset by interest income of $5.2 million compared to $61.4 million offset by $5.1 million of interest income in fiscal year 2000. Gross interest expense increased due principally to a 100 basis point increase in the average interest rate, partially offset by a $114.5 million decrease in the average debt outstanding. Depreciation and amortization was $79.2 million compared to $77.5 million for the prior year. Although not required to implement Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", until the first quarter of fiscal year 2003, the Company intends to implement it in the first quarter of 2002.

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The Company has not completed its review and analysis and has disclosed in its July 31, 2001 Form 10-Q its preliminary estimate that it would incur a pre-tax, noncash impairment charge between $100 million and $300 million upon adoption. The Company now believes that it is more likely that the charge will be at the low end of that range. Upon the implementation of SFAS No. 142, goodwill will no longer be amortized. In fiscal 2001, domestic amortization of goodwill was $14.4 million.

The Company announced that it generated $117 million in cash flow from operations and $100 million in free cash flow (defined as cash flow from operations less maintenance capital expenditures) during the fiscal year ended October 31, 2001.

William E. Rowe, President and Chief Executive Officer, stated, "As we have reported in the past, we continue to focus on cash flow. To demonstrate that, in fiscal year 2001, we generated $100 million in free cash flow. This compares with $53 million in 2000 and negative $14 million in 1999."

In August 2001, the Company announced the sale of its foreign operations in Mexico, Australia and New Zealand. Today, the Company is announcing that it has entered into a binding contract for the sale of its Southern European operations and that it has sold its Northern European operations. In total, these transactions have or will generate proceeds, including future tax benefits, none of which have been realized to date, of $150 to $160 million of the $200 to $250 million in total proceeds that the Company expects to receive from the sale of all foreign operations. All proceeds related to the sale of its foreign operations either have been or will be used to repay debt. The Company continues to have active discussions for the sale of its remaining foreign operations in Canada and Argentina and expects to complete these sales during 2002. Additionally, the Company has realized the $20 million in proceeds that it originally estimated for the sale of excess cemetery property, real estate and under-performing assets and anticipates another $5 to $10 million in 2002.

Mr. Rowe added, "We are very pleased to report substantial progress in our debt reduction initiatives. In total, we have reduced our debt by over a quarter of a billion dollars this fiscal year and ended the year with about $690 million in debt. Our goal is to return debt levels to about $500 million or about 2.5 times domestic EBITDA. We expect to achieve that goal by the second quarter

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of 2003 by further reducing debt in an amount of approximately $140 to $150 million with the estimated proceeds from the sale of our remaining foreign operations plus future tax benefits associated with closed and prospective sales and with an additional amount of about $50 to $55 million a year in free cash flow. All tax benefits are expected to be realized in 2002 and 2003. Once we achieve our debt goal, we intend to focus on growing revenues and earnings through business expansion initiatives using internally generated free cash flow."

In fiscal year 2002, the Company expects to achieve earnings of $0.38 to $0.42 per share and cash flow from operations between $60 and $70 million. The details of the Company's guidance are included in this press release along with the principal factors expected to contribute to the changes from 2001 to 2002.

Mr. Marlowe commented, "In 2002, we expect to be positioning the Company for business expansion in 2003. We will be exploring several growth opportunities which will be funded out of future free cash flow, including additional combination funeral homes, operating partnerships, alternative service firms and other free-standing funeral home businesses. And, once our debt target of $500 million is achieved, we will be in a position to consider purchasing high-quality firms."

Mr. Rowe concluded, "We began the year with a commitment to our shareholders that we would focus on cash flow, pursue the sale of our foreign operations, reduce and restructure our debt and focus on the operation of our core businesses, and we have done that. We exceeded our own expectations as we nearly doubled the free cash flow generated last year. We announced substantial progress with regard to the sale of operations in eight of the ten foreign countries in which we operated. We completely restructured our debt and reduced the amount maturing over the next two years by over $600 million by pushing out the maturities four to seven years. We are proud of our financial results for the quarter and year including the results of our funeral operations to be retained and the cost savings achieved in our cemetery businesses. During fiscal year 2002, we plan to position our Company to use future free cash to grow our revenues and our earnings. We are all very excited about what the future holds for Stewart Enterprises, and we are proud of the significant accomplishments that have been achieved this year."

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Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 515 funeral homes and 159 cemeteries in North America, South America, and Europe.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results today at 9 a.m. Central Standard Time. The teleconference dial-in number is (877) 817-7175. From outside the continental United States, call (703) 871-3599. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises' website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company's website until December 31, 2001. Additional investor information is available at http://www.stewartenterprises.com.

COMPANY FORECASTS FOR FISCAL YEAR 2002

The forecasts included herein were prepared by the Company's management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by our independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic

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and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. More specific information about factors that could cause actual results to differ materially from these forecasts is included herein.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management's principal expectations are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

COMPANY NOTES TO FORECASTS FOR FISCAL YEAR 2002

The Company expects several factors to cause variances to earnings and cash flow for fiscal year 2002 as compared to fiscal year 2001, including the following: the sale of the Company's foreign operations, the debt refinancing that occurred on June 29, 2001 resulting in increased borrowing costs, the anticipated implementation of Statement of Financial Accounting Standards No. 142 (SFAS No. 142) which will eliminate the amortization of goodwill, the expected internal growth from existing operations and other non-recurring items that occurred in 2001.

The estimated anticipated impact of these factors on earnings is summarized below:
Estimated Earnings Impact in Fiscal Year 2002

In August 2001, the Company announced the sale of its foreign operations in Mexico, Australia and New Zealand. Today, the Company announced that it has entered into a binding contract for the sale of its Southern European operations and that it has sold its Northern European operations. In total, these transactions have generated or will generate proceeds, including future tax benefits, none of which have been realized to date, of $150 to $160 million of the $200 to $250 million in total proceeds that the Company expects to receive from the sale of all foreign operations. All proceeds related to the sale of its foreign operations either have been or will be used to repay debt.

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The Company expects to complete the sale of its remaining foreign operations in Canada and Argentina during 2002.

All tax benefits are expected to be realized in 2002 and 2003.

The reduction in operating earnings from the sale of the Company's foreign operations is expected to be substantially offset by the interest expense savings resulting from the proceeds from these sales used to reduce the Company's average debt balance. The impact, net of interest savings, in earnings before taxes resulting from the sale of foreign operations is projected to be approximately

($2 million)

The Company expects to benefit from the elimination of foreign goodwill amortization resulting from the impairment charge recorded in the third quarter of 2001. The impact in before-tax earnings is expected to be approximately

$1 million

The Company expects interest expense to increase due to the Company's refinancing completed on June 29, 2001, which increased the Company's average borrowing rate by about 300 basis points. This increase in the average interest rate is expected to be partially offset by a reduction of the Company's average debt balance, when compared to fiscal year 2001, due to the use of the Company's free cash flow to repay debt. The decrease in interest expense resulting from the application of the foreign asset sales proceeds to repay debt is included above in determining the net impact of foreign asset sales. Accordingly, the projected increase in interest expense, excluding the interest expense savings from the sale of foreign assets, is expected to impact before-tax earnings by approximately	($18 million)

The Company intends to adopt SFAS No. 142 effective November 1, 2001, and expects to benefit from the elimination of domestic goodwill amortization for fiscal year 2002, resulting in an impact in before-tax earnings over 2001 of approximately

$14 million

During fiscal year 2001, the Company benefited from nonrecurring net gains related to the sale of excess cemetery property, funeral home real estate and other assets. Additionally, the Company expects the yield on the assets in its perpetual care trust fund to be below that achieved in fiscal year 2001. The adjustment for these items in fiscal year 2002 is estimated to impact before-tax earnings as compared to 2001 by approximately

($9 million)

Domestic revenue is expected to grow 2 to 3 percent, domestic costs are expected to grow 1 to 2 percent, and funeral calls are expected to remain flat. Based on these assumptions, the Company expects to achieve internal growth in its domestic before-tax earnings of

Up to $4 million

Principally due to the disposition of its foreign assets and the implementation of SFAS No. 142, the Company's tax rate is projected to increase to approximately 38 percent, which is expected to impact net earnings by about

($1 million)
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Projected fiscal year 2002 earnings per share	$0.38 to $0.42

The estimated impact of these factors on cash flow is summarized below:	Estimated Cash Flow Impact in Fiscal Year 2002

In fiscal year 2001, the Company realized cash benefits from several nonrecurring tax items such as a federal tax refund, a reduction in 2001 estimated tax payments, a refund of certain state tax payments made in fiscal year 2000 and repayment from the funeral trust fund for tax payments made on behalf of the trust. The cash flow impact on 2002 as compared to 2001 from these non-recurring tax transactions in 2001 is approximately

($20 million)

The cash flow impact on 2002 as compared to 2001 from the proceeds received in 2001 from the sale of excess cemetery property, funeral home real estate and other assets is approximately	($12 million)

Interest expenditures are expected to increase due to an increase in the Company's average borrowing rate subsequent to the June 29, 2001 debt refinancing, partially offset by a reduction in the Company's average debt balance compared to fiscal year 2001. As a result, the Company expects to pay additional interest after taxes which is expected to impact cash flow by approximately

($11 million)

Projected fiscal year 2002 cash flow from operations	$60 to $70 million

Projected fiscal year 2002 free cash flow (cash flow from operations less maintenance capital expenditures)	$50 to $55 million

For the purposes of the forecasts included herein, "EBITDA" is defined as earnings before gross interest, taxes, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under accounting principles generally accepted in the United States of America and should not be considered as an alternative to net income as a measure of operating results or to cash flows from operating activities as a measure of funds available for discretionary or other liquidity purposes.

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CAUTIONARY STATEMENTS

The forecasts included herein are forward-looking statements that involve a number of risks, uncertainties and assumptions, including:

The Company may experience declines in preneed sales due to numerous factors including changes made to contract terms and sales force compensation, or a weakening economy. Declines in preneed sales would reduce the Company's backlog and revenue and could reduce its future market share.

        In an effort to increase cash flow, the Company modified its preneed sales strategies early in fiscal year 2000 by increasing finance charges, requiring larger down payments and shortening installment payment terms. Later in fiscal year 2000, the Company changed the compensation structure for its preneed sales force. These changes, and the accompanying sales force attrition and adverse impact on sales force morale, caused preneed sales to decline. Although the Company does not anticipate making further significant changes in these areas, it may decide that further adjustments are advisable, which could cause additional declines in preneed sales. In addition, a weakening economy that causes customers to have less discretionary income could cause a decline in preneed sales. Declines in preneed cemetery property sales would reduce current revenue, and declines in other preneed sales would reduce the Company's backlog and future revenue and could reduce future market share.

        Increased preneed sales may have a negative impact on cash flow.

        Preneed sales of cemetery property and funeral and cemetery products and services are generally cash flow negative initially, primarily due to the commissions paid on the sale, the portion of the sales proceeds required to be placed into trust and the terms of the particular contract (such as the size of the down payment required and the length of the contract). In fiscal year 2000, the Company changed the terms and conditions of preneed sales contracts and commissions and moderated its preneed sales effort in order to reduce the initial negative impact on cash flow. Nevertheless, the Company will continue to invest a significant portion of cash flow in preneed acquisition costs, which reduces cash flow available for other activities, and, to the extent preneed activities are increased, cash flow will be further reduced, and the Company's ability to service debt could be adversely affected.

        Price competition could reduce market share or cause the Company to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

        The Company's funeral home and cemetery operations generally face intense competition in local markets that typically are served by numerous funeral homes and cemetery firms. The Company has historically experienced price competition primarily from independent funeral home and cemetery operators, and from monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services or products. In the past, this price competition has resulted in losing market share in some markets. In other markets, the Company has had to reduce prices and thereby profit margins in order to retain or recapture market share. In addition, because of competition from these types of competitors in some key markets, in fiscal year 1999 the Company lowered its goals for increases in average revenue per funeral service performed in the future. Increased price competition in the future could further reduce revenues, profit margins and the backlog.

        Increased advertising or better marketing by competitors, or increased services from Internet providers, could cause the Company to lose market share and revenues or cause the Company to incur increased costs in order to retain or recapture the Company's market share.

        In recent years, marketing through television, radio and print advertising, direct mailings and personal sales calls has increased with respect to the sales of preneed funeral services. Extensive advertising or effective marketing by competitors in local markets could cause the Company to lose market share and revenues or cause it to increase marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing the Company to lose market share and revenue or to incur costs in response to competition to vary the types or mix of products or services offered by the Company. Also, increased use of the Internet by customers to research and/or purchase products and services could cause the Company to lose market share to competitors offering to sell products or services over the Internet. The Company does not currently sell products or services over the Internet.

        Earnings from and principal of trust funds and escrow accounts could be reduced by changes in stock and bond prices and interest and dividend rates or by a decline in the size of the funds.

        Earnings and investment gains and losses on trust funds and escrow accounts are affected by financial market conditions that are not within the Company's control. Earnings are also affected by the mix of fixed-income and equity securities that the Company chooses to maintain in the funds, and it may not choose the optimal mix for any particular market condition. The size of the funds depends upon the level of preneed sales, the amount of investment gains or losses and funds added through acquisitions, if any. Declines in earnings from perpetual care trust funds would cause a decline in current revenues, while declines in earnings from other trust funds and escrow accounts could cause a decline in future revenues. In addition, any significant or sustained investment losses

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could result in there being insufficient funds in the trusts to cover the cost of delivering services and merchandise or maintaining cemeteries in the future. Any such deficiency would have to be covered by cash flow, which could have a material adverse effect on the Company's financial condition.

        The Company's foreign operations are subject to political, economic, currency and other risks that could adversely impact its financial condition, operating results or cash flow.

        The Company's foreign operations are subject to risks inherent in doing business in foreign countries. Risks associated with operating internationally include political, social and economic instability, increased operating costs, expropriation and complex and changing government regulations, all of which are beyond the Company's control. To the extent the Company makes investments in foreign assets or receives revenues in currencies other than U.S. dollars, the value of assets and income could be, and have in the past been, adversely affected by fluctuations in the value of local currencies.

        Declines in the number of deaths in the Company's markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

        Declines in the number of deaths could cause at-need sales of funeral and cemetery services, property and merchandise to decline, which could decrease revenues. Although the United States Bureau of the Census estimates that the number of deaths in the United States will increase by approximately 1 percent per year from 2000 to 2010, longer lifespans could reduce the rate of deaths. In addition, changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in the Company's markets or from quarter to quarter are not predictable. These variations can cause revenues to fluctuate.

        The increasing number of cremations in the United States could cause revenues to decline because the Company could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, profit margins than traditional funerals.

        The Company's traditional cemetery and funeral service operations face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 36 percent of the United States burial market by the year 2010, compared to 25 percent in 1999. The trend toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (with no funeral service, casket, urn, mausoleum niche, columbarium niche or burial) produce no revenues for cemetery operations and lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well.

        If the Company is not able to respond effectively to changing consumer preferences, the Company's market share, revenues and profitability could decrease.

        Future market share, revenues and profits will depend in part on the Company's ability to anticipate, identify and respond to changing consumer preferences. During fiscal year 2000, the Company began to implement strategies based on a proprietary, extensive study of consumer preferences it commissioned in 1999. However, the Company may not correctly anticipate or identify trends in consumer preferences, or it may identify them later than its competitors. In addition, any strategies the Company may implement to address these trends may prove incorrect or ineffective.

        Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

        Companies in the funeral home and cemetery business must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, the Company must pay salaries, utilities, property taxes and maintenance costs on funeral homes and maintain the grounds of cemeteries regardless of the number of funeral services or interments performed. Because the Company cannot decrease these costs significantly or rapidly when it experiences declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.

        Changes or increases in, or failure to comply with, regulations applicable to the Company's business could increase costs.

        The death care industry is subject to extensive regulation and licensing requirements under federal, state and local laws and the laws of foreign jurisdictions where it operates. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate preneed sales. Embalming facilities are subject to stringent environmental and health regulations. Compliance with these regulations is burdensome on the Company, and it is always at risk of not complying with the regulations. In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs.

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STEWART ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,

	2001	2000	2000

Revenues:		(Pro forma) (1)	(As reported)
Funeral	$92,305	$101,143	$105,017
Cemetery	61,250	68,597	66,140

Total revenues	153,555	169,740	171,157

Costs and expenses:
Funeral	71,933	79,444	81,290
Cemetery	48,682	56,714	55,254

Total costs and expenses	120,615	136,158	136,544

Gross profit	32,940	33,582	34,613
Corporate general and administrative expenses	4,638	4,824	4,824

Operating earnings	28,302	28,758	29,789
Interest expense, net of $424 and $2,496 of interest income in
2001 and 2000, respectively	(17,975)	(12,844)	(12,844)
Other income (expense), net	1,353	(340)	(340)

Earnings before income taxes	11,680	15,574	16,605
Income tax expense	4,413	5,684	6,061

Net earnings	$7,267	$9,890	$10,544

Net earnings per common share:
Basic	$0.07	$0.09	$0.10

Diluted	$0.07	$0.09	$0.10

Weighted average common shares outstanding (in thousands):
Basic	107,614	106,832	106,832

Diluted	108,543	106,833	106,833

Dividends per common share	$-	$-	$-

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.

STEWART ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Twelve Months Ended October 31,

	2001	2000	2000

Revenues:		(Pro forma) (1)	(As reported)
Funeral	$410,253	$425,556	$451,852
Cemetery	256,680	287,791	282,949

Total revenues	666,933	713,347	734,801

Costs and expenses:
Funeral	318,608	323,060	335,163
Cemetery	197,138	225,962	220,598

Total costs and expenses	515,746	549,022	555,761

Gross profit	151,187	164,325	179,040
Corporate general and administrative expenses	18,020	19,763	19,763
Loss on assets held for sale and other charges	269,158	-	-

Operating earnings (loss)	(135,991)	144,562	159,277
Interest expense, net of $5,212 and $5,110 of interest income
in 2001 and 2000, respectively	(58,360)	(56,284)	(56,284)
Other income, net	7,170	2,194	2,194

Earnings (loss) before income taxes, extraordinary item and cumulative effect
of change in accounting principles	(187,181)	90,472	105,187
Income tax expense (benefit)	(33,997)	33,023	38,393

Earnings (loss) before extraordinary item and cumulative effect of change in accounting
principles	(153,184)	57,449	66,794
Extraordinary item - early extinguishment of debt,
net of a $3,648 income tax benefit	(5,472)	-	-
Cumulative effect of change in accounting principles, net of a	(250,004)	-	-
$166,669 income tax benefit

Net earnings (loss)	$(408,660)	$57,449	$66,794

Basic earnings per common share:
Earnings (loss) before extraordinary item and cumulative effect of change in
accounting principles	$(1.43)	$0.54	$0.63
Extraordinary item - early extinguishment of debt	(0.05)	-	-
Cumulative effect of change in accounting principles	(2.33)	-	-

Net earnings (loss)	$(3.81)	$0.54	$0.63

Diluted earnings per common share:
Earnings (loss) before extraordinary item and cumulative effect of change in
accounting principles	$(1.43)	$0.54	$0.63
Extraordinary item - early extinguishment of debt	(0.05)	-	-
Cumulative effect of change in accounting principles	(2.33)	-	-

Net earnings (loss)	$(3.81)	$0.54	$0.63

Weighted average common shares outstanding (in thousands):
Basic	107,355	106,600	106,600

Diluted	107,355	106,603	106,603

Dividends per common share	$-	$0.06	$0.06

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.

STEWART ENTERPRISES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,

	2001	2000

Revenues:		(Pro forma) (1)
Funeral
Operations to be retained	$72,457	$69,389
Closed and held for sale operations	19,848	31,754

Total funeral	92,305	101,143

Cemetery
Operations to be retained	60,257	66,583
Closed and held for sale operations	993	2,014

Total cemetery	61,250	68,597

Total revenues	153,555	169,740

Costs and expenses:
Funeral
Operations to be retained	54,769	53,212
Closed and held for sale operations	17,164	26,232

Total funeral	71,933	79,444

Cemetery
Operations to be retained	47,015	52,922
Closed and held for sale operations	1,667	3,792

Total cemetery	48,682	56,714

Total costs and expenses	120,615	136,158

Gross profit:
Funeral
Operations to be retained	17,688	16,177
Closed and held for sale operations	2,684	5,522

Total funeral	20,372	21,699

Cemetery
Operations to be retained	13,242	13,661
Closed and held for sale operations	(674)	(1,778)

Total cemetery	12,568	11,883

Total gross profit	$32,940	$33,582

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.

STEWART ENTERPRISES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

	Twelve Months Ended October 31,

	2001	2000

Revenues:		(Pro forma) (1)
Funeral
Operations to be retained	$297,301	$289,568
Closed and held for sale operations	112,952	135,988

Total funeral	410,253	425,556

Cemetery
Operations to be retained	248,445	274,713
Closed and held for sale operations	8,235	13,078

Total cemetery	256,680	287,791

Total revenues	666,933	713,347

Costs and expenses:
Funeral
Operations to be retained	225,263	209,406
Closed and held for sale operations	93,345	113,654

Total funeral	318,608	323,060

Cemetery
Operations to be retained	184,509	212,019
Closed and held for sale operations	12,629	13,943

Total cemetery	197,138	225,962

Total costs and expenses	515,746	549,022

Gross profit:
Funeral
Operations to be retained	72,038	80,162
Closed and held for sale operations	19,607	22,334

Total funeral	91,645	102,496

Cemetery
Operations to be retained	63,936	62,694
Closed and held for sale operations	(4,394)	(865)

Total cemetery	59,542	61,829

Total gross profit	$151,187	$164,325

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.
STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
COMPANY FORECAST FOR FISCAL YEAR 2002

(See accompanying notes)
Actual results for fiscal years 2000 and 2001
Company forecast for the first quarter and fiscal year 2002
(Dollars in millions, except per share amounts)

		Fiscal Year					Fiscal Year						Fiscal Year
		2000	1Q01	2Q01	3Q01	4Q01	2001		1Q02				2002
		Pro Forma	Actual	Actual	Actual	Actual	Actual		Forecast				Forecast
Income Statement Items
Revenue		$713	$177	$171	$166	$154	$667		$150	-	$165	$570	-	$590
Gross profit		$164	$43	$41	$34	$33	$151		$35	-	$45	$140	-	$155
Operating profit		$145	$39	$36	$30	$28	$133		$30	-	$40	$125	-	$135
Net interest expense		$56	$13	$13	$15	$18	$58		$15	-	$20	$60	-	$65
Diluted EPS before unusual items		$0.54	$0.16	$0.15	$0.10	$0.07	$0.48		$0.10	-	$0.13	$0.38	-	$0.42

Cash Flow Items
Depreciation and amortization		$78	$21	$18	$21	$19	$79		$10	-	$20	$55	-	$65
EBITDA		$229	$63	$58	$54	$49	$225		$45	-	$55	$185	-	$200
Cash flow from operations		$70	$6	$51	$32	$27	$117		$10	-	$20	$60	-	$70
Maintenance capital expenditures		$17	$3	$4	$4	$6	$17		$0	-	$5	$10	-	$15
Free cash flow		$53	$3	$47	$28	$21	$100		$10	-	$15	$50	-	$55
Expenditures for growth initiatives		$19	$2	$2	$3	$2	$9		$2	-	$5	$10	-	$12

Balance Sheet Items
Cash and marketable securities		$99	$61	$107	$86	$26	$26		$20	-	$30	$20	-	$30
Total long-term debt		$951	$868	$866	$851	$694	$694		$625	-	$675	$550	-	$600

Free Cash Flow
EBITDA		$229					$225					$185	-	$200
Preneed activity		(42)					(42)					(45)	-	(50)
Interest expense, gross		(61)					(64)					(60)	-	(65)
Maintenance capex		(17)					(17)					(10)	-	(15)
Change in working capital		(23)					28					5	-	12
Taxes		(33)					(30)					(25)	-	(27)
													-
Free cash flow		$53					$100					$50	-	$55

Debt Maturities

Year Ending October 31,	Term Loan B- 7.586% (1)	Public Debt- 6.7% (2)		ROARS- 6.4% (2)		Senior Subordinated Notes- 10.75% (2)		Third Party- 6.616% (1)					Total

2002	$ 2.5	$ -		$ -		$ -		$ 4.4					$ 6.9
2003	2.5	-		99.9		-		4.5					106.9
2004	3.9	0.1		-		-		4.8					8.8
2005	69.8	-		-		-		1.9					71.7
2006	191.3	-		-		-		1.0					192.3
Thereafter	-	-		-		300.0		4.7					304.7

Subtotal	$ 270.0	$ 0.1		$ 99.9		$300.0		$21.3					$ 691.3

Add: ROARS option Premium													2.2

													$ 693.5

(1)	Ending rate as of October 31, 2001
(2)	Fixed rate debt

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

December 18, 2001	/s/ MICHAEL G. HYMEL
Michael G. Hymel Vice President - Corporate Controller and Chief Accounting Officer